EXHIBIT 99.2

DOLE FOOD COMPANY, INC.
P.O. Box 5132 • Westlake Village, CA 91359-5132 • 818-874-4000 • Fax
818-874-4893

[LOGO]

NEWS RELEASE

CONTACT: C. Michael Carter
818-879-6810

DOLE FOOD COMPANY, INC. ANNOUNCES REVISED TERMS FOR EXISTING NOTES

WESTLAKE VILLAGE, California — March 18, 2003 — Dole Food Company, Inc. (NYSE:DOL) announced today that it has agreed to revise the terms of the $400 million of its 7.25% Senior Notes due 2009 (the “2009 Notes”) and the $155 million of its 7.875% Debentures due 2013 (the “2013 Debentures”). These changes will occur upon consummation of the proposed going-private merger transaction in which David H. Murdock, Dole’s Chairman and Chief Executive Officer, will acquire the approximately 76% of Dole’s common stock that he and his affiliates do not already own for $33.50 per share in cash. Dole also updated information in its press release dated March 4, 2003 to indicate that it does not presently believe that it is necessary to market the $75 million of senior notes of DHM Holding Company, Inc. discussed in the prior release. The new financing necessary to consummate the transaction is currently expected to consist of $1.125 billion of senior secured credit facilities and $475 million of 8.875% Senior Notes due 2011 (the “2011 Notes”).

The terms of the 2009 Notes and the 2013 Debentures will be modified to provide for interest payments at new rates of 8.625% per annum and 8.75%, respectively. Both the 2009 Notes and the 2013 Debentures will be modified to provide for substantially similar covenants and senior subordinated guarantees as will exist under Dole’s new 2011 Notes. As to Dole’s two other series of outstanding debt securities, the transaction financing arrangements provide that the $209.8 million outstanding of its 7% Notes due 2003 will be defeased, and the $200 million outstanding of its 6.375% Notes due 2005 will be redeemed. All of these actions will occur upon consummation of the proposed going-private merger transaction.

The 2011 Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Dole Food Company, Inc., with 2002 revenues of $4.4 billion, is the world’s largest producer and marketer of high-quality fresh fruit, fresh vegetables and fresh-cut flowers, and markets a growing line of packaged goods.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; electrical power supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

# # #